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                                                                    EXHIBIT 99.1

Contacts:  Steve L. Adams                          John Flavio
           Sr. Vice President, Marketing, DSI      Sr. Vice President, CFO, DSI
           (206) 869-3749                          (206) 556-8088

Contact:   Shirish Hardikar
           Vice President, Marketing, ViewStar
           (510) 337-2157

                        DSI AND VIEWSTAR ANNOUNCE MERGER

          COMBINED COMPANY TO ADDRESS FAST GROWING ENTERPRISE CUSTOMER
               MANAGEMENT AND BUSINESS PROCESS APPLICATIONS MARKET

Redmond, WA - October 14, 1996 - Digital Systems International, Inc. (NASDAQ:
DGTL), a global leader in call center solutions, and ViewStar Corporation, a market leader in enterprise business process applications, today jointly announced the signing of a definitive agreement to merge in a tax free, stock-for-stock transaction valued at approximately $80M.

Under the terms of the merger agreement, approved by the boards of both companies, ViewStar shareholders would receive approximately 3.9 million shares of DSI stock in exchange for all outstanding ViewStar shares and vested options. The merger, which is expected to close before the end of the year, is subject to certain conditions, including the approval of the shareholders of both DSI and ViewStar.

The combined company will provide an integrated suite of applications designed to enable large and medium-sized companies to automate, enhance, and optimize their customer interaction and customer service-intensive business processes across the enterprise. The total enterprise customer management market is expected to grow from $1.3 billion in 1995 to $4.8 billion in 1999 (AberdeenGroup, May 1996). After the merger, the DSI/ViewStar combination will be one of the leading industry application providers with anticipated combined sales of over $110 million in 1996.

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"Our customers are increasingly seeking to integrate advanced telephony and call management technologies with enterprise data management and business process applications to improve the quality of their customer contacts, service, and relationships," said Pat Howard, President and CEO of DSI. "We are witnessing the rapid evolution of traditional call centers into full-function customer service centers providing an integrated point for customer interaction and service. Call centers are not just for telephone calls; in fact, the calls are often not phone calls anymore--they are hits on a Web site. The combination of DSI's proven computer telephony integration (CTI) expertise and callflow products with ViewStar's leading enterprise workflow and business process automation software uniquely positions the combined company to provide world-class, fully integrated customer interaction and service applications to this growing market."

"We decided to merge to gain a leadership position in the emerging market for customer service and business process applications," said Kamran Kheirolomoom, President and CEO of ViewStar. "Quality customer care and service are rapidly becoming the primary driver in many reengineering and business process automation efforts. Our customers are increasingly utilizing our business process automation software to automate and enhance their core business processes, integrating their back-office and front-office operations, with a strategic focus on improved customer interaction and service. DSI and ViewStar's combined business momentum, shared market vision, complementary technology and products, synergistic sales and distribution channels, and extensive blue-chip customer bases will provide us with a solid platform to launch the new company."

When completed, the merger will supersede a Joint Marketing and Product Development Agreement signed by the two companies in September 1996. Under the terms of that agreement, DSI agreed to provide ViewStar $4M of debt financing to fund joint development efforts. As a result of these efforts, it became apparent that an even closer integration of operations through a merger could benefit both sets of customers as well as the shareholders of DSI and ViewStar.

The first product development effort under the joint marketing and product development agreement will be to integrate DSI's high-performance call management system, Mosaix, and CTI middleware, ADAPTS, with ViewStar's enterprise document workflow software to deliver an integrated, customer service workflow application. The application will be targeted at large, enterprise call centers. In addition, the two companies are planning to deliver in 1997, a suite of NT-based customer service and business process applications providing customer interaction, integrated workflow and callflow automation, and customer information management across the enterprise.

After the closing of the merger, Mr. Kheirolomoom is expected to serve as the new DSI President and will report to DSI Chairman and CEO, Pat Howard. Kheirolomoom will lead the ViewStar operations, to be renamed the Enterprise Applications Group, as well

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                                     -more-

as the combined company's product development and marketing teams. In addition to Kheirolomoom, executives reporting to CEO Pat Howard will be Nick Tiliacos, Sr. VP, Call Center Systems Group, Tom Clark, Sr. VP, Professional Services Group, and John Flavio, Sr. VP and CFO.

Founded in 1986, ViewStar's products address mission-critical, line-of-business workflow applications involving structured data and unstructured information including imaged documents, faxes, electronic documents, digitized voice messages, mainframe reports and Web documents. The company's products are used in a wide variety of applications including consumer and mortgage lending, claims servicing, underwriting and customer service. ViewStar has over 300 installations in a number of industries including financial services, insurance, healthcare, utilities, energy, telecommunications and government. Headquartered in Alameda, California, the company has sales offices in North America, London and Paris, as well as application and solutions partners in Europe, Asia, Australia and the Middle East.

DSI is a global provider of call center solutions enabling customers to improve the quality and effectiveness of their customer contacts, service, and relationships. The company has more than 1,000 installations worldwide, including blue chip customers in major financial institutions, utilities, telecommunications companies, education, government and health-care organizations. Headquartered in Redmond, Washington, DSI has sales offices in Wilmington, Chicago, Atlanta, and London, with Value Added Resellers in North America, Asia, Australia, South America, and Europe. Information about DSI can be accessed at www.dgtl.com.

This press release includes forward-looking statements. When used in these contexts, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of such statement. The Company undertakes no obligation to publicly release results on any revision of such forward-looking statements that may be made to reflect events or circumstances after the date of any such statement or to reflect the occurrence of unanticipated events. In addition, various factors could cause the Company's actual results to differ materially from those expressed in the Company's forward-looking statements in any of these contexts, including without limitation, those factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and quarterly reports on Form 10-Q for the quarters ended March 31, 1996, and June 30, 1996.

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